As filed with the Securities and Exchange Commission on March 17, 2015

Registration No. 333-183092

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ALLERGAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-1622442
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2525 Dupont Drive

Irvine, California 92612-1599

(714) 246-4500

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer (Do not check if a smaller reporting company) ☐		Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Allergan, Inc., a Delaware corporation, (the “Registrant”) is filing this post-effective amendment to the Registration Statement on Form S-3 (File No. 333-183092) filed with the Securities and Exchange Commission on August 6, 2012 (the “Registration Statement”) to deregister any and all securities of the Registrant that had been registered for issuance under the Registration Statement that remain unsold thereunder. The Registration Statement registered shares of the Registrant’s debt securities, common stock, preferred stock, warrants to purchase debt securities, common stock, preferred stock or depositary shares, rights to purchase common stock or preferred stock, depositary shares and units (collectively, the “Securities”).

On March 17, 2015, pursuant to the Agreement and Plan of Merger, dated November 16, 2014, among the Registrant, Actavis plc, an Irish public limited company (“Actavis”), and Avocado Acquisition Inc., a Delaware corporation and an indirect wholly owned subsidiary of Actavis (“Merger Sub”), the Registrant merged with and into Merger Sub, with the Registrant being the surviving entity (the “Merger”). The Merger became effective on March 17, 2015 as a result of the filing of the certificate of ownership and merger with the Secretary of State of the State of Delaware.

In connection with the Merger, the Registrant has terminated all offers and sales of Securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Registrant to remove from registration, by means of a post-effective amendment, any of the securities registered that remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all Securities registered but unsold under the Registration Statement as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, (the “Securities Act”) the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on this 17th day of March, 2015.

ALLERGAN, INC.

By:	/s/ A. Robert D. Bailey
A. Robert D. Bailey
President and Chairman of the Board

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ A. Robert D. Bailey A. Robert D. Bailey	President and Chairman of the Board (Principal Executive Officer)	March 17, 2015

/s/ Steve Kaufhold Steve Kaufhold	Treasurer (Principal Financial and Accounting Officer)	March 17, 2015

/s/ Maria Teresa Hilado Maria Teresa Hilado	Director	March 17, 2015